Exhibit 10.61

DESIGN-BUILD

COST PLUS CONSTRUCTION CONTRACT

For

CARDIOVASCULAR SYSTEMS, INC.
NEW BRIGHTON EXCHANGE
(JOB NUMBER HERE)

Draft #	1
Dated:	6-__-14

TABLE OF CONTENTS

Article 1 - Scope of the Project    5
(a)    General Scope    5
(b)    Design Process and Services    5
(c)    Design Approval    6
Article 2 ‑ Time of Completion    7
Article 3 ‑ Contract Sum    8
(a)    Contract Sum    9
Article 5 ‑ Payment of Contract Sum    9
(a)    Progress Payments    9
(b)    Punchlist Work    11
(c)    Final Completion    12
(c)    Final Payment    13
(d)    Liens    13
(e)    Late Payment    14
Article 6 ‑ Bond    15
Article 7 ‑ Changes in the Project    15
Article 8 - Costs to be Reimbursed    16
(a)    Labor Costs. (Excluding Design Costs)    16
(b)    Subcontract Costs    17
(c)    Costs of Materials and Equipment Incorporated in the Completed Construction    17
(d)    Costs of Other Materials and Equipment, Temporary Facilities and Related Items    17
(e)    Miscellaneous Costs    18
(f)    Emergencies    19
(g)    Design, Engineering and Other Professional Services    19
Article 9 - Costs Not To Be Reimbursed    19
Article 10 - Discounts, Rebates and Refunds    21
Article 11 - Subcontracts and Other Agreements    21
(a)    Subcontracts    21
(b)    Rejection of Subcontractors    22
Article 12 - Accounting Records    22
Article 13 ‑ Correction of the Work.    22

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(a)    Rejected work    22
(b)    Warranty Period    23
Article 14 ‑ Insurance    24
(a)    Design-Builder's Liability Insurance    24
(b)    Builders Risk Insurance    25
(c)    Waiver of Subrogation    26
(d)    Notice of Cancellation    26
Article 15 ‑ Termination of the Contract    26
(a)    Termination by Design-Builder    26
(b)    Termination by Owner    26
Article 16 ‑ Miscellaneous Provisions    28
(a)    Owner and Design-Builder Representatives    28
(b)    Ownership of Design Documents    28
(c)    Survey and Easements    28
(d)    Supervision and Construction Procedures    28
(e)    Labor and Materials    29
(f)    Quality Assurance and Testing    29
(g)    Taxes, Permits and Fees and Bonds    29
(h)    Royalties and Patents    30
(i)    Concealed Conditions    30
(j)    Cleaning Up    30
(k)    Access    31
(l)    Work by Owner    31
(m)    Notices    32
(n)    Governing Law    32
(o)    Binding Effect and Assignment    32
(p)    Indemnification    33
(q)    Hazardous Substances, Buried Tanks and Wells    33
(t)    Entire Agreement    33
(u)    Allowances    34
(v)    Addenda and Exhibits    34
Article 17 ‑ Arbitration and Legal Costs    34
(a)    Arbitration    34
(b)    Legal Costs    35

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Exhibit A – Preliminary Drawings and Scope Document    37

Exhibit B--Project Schedule
Exhibit C – Schedule of Values    39
Exhibit D – Personnel Billing Rates    40

Exhibit E --Set-Up Space Completion Requirements

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DESIGN-BUILD
COST PLUS CONSTRUCTION CONTRACT

This Contract, made this 11th day of June, 2014, by and between RYAN COMPANIES US, INC., a Minnesota corporation (hereinafter called "Design-Builder"), and Cardiovascular Systems, Inc., a Delaware corporation (hereinafter called "Owner");

Witnesseth, that Design-Builder, Owner and the City of New Brighton (the “City”) have entered into that certain Contract for Private Redevelopment of even date herewith (the “Redevelopment Agreement”);

Witnesseth, that the Redevelopment Agreement provides that the Owner will purchase certain real property located in New Brighton, Minnesota from the City and construct certain improvements thereon;

Witnesseth, that the Design-Builder and the Owner desire to enter into this Contract for the construction of such improvements as more specifically described in this Contract; and

Witnesseth, that in consideration of the mutual covenants and agreements contained herein, Design-Builder and Owner hereby agree as follows:

Article 1 - Scope of the Project
(a)    General Scope. Design-Builder shall furnish all services, labor, materials, equipment, procurement services, project management and other duties and services (collectively, the “Work”) necessary for the construction of an approximately 125,000 square foot office and warehouse building and related improvements to be located at New Brighton Exchange in New Brighton, Minnesota, in accordance with the preliminary drawings, scope document and any other materials described on Exhibit A attached hereto and the final drawings and specifications (the “Final Plans”) to be prepared based thereon (hereinafter referred to as the "Project"). The Work to be performed by Design-Builder shall include: (i) overall coordination of the Project and (ii) all elements of the Project shown or described in the Final Plans, and shall be considered a part of the Work to be performed by Design-Builder; provided, however, that the Work shall not include the design of the tenant improvements or installation of the Owner’s FF&E (as defined below) The Work shall include providing supplementary or miscellaneous items incidental to or necessary for a sound, secure and complete construction of the Project. Both the design and construction of the Project shall be undertaken with a standard of care, skill and workmanship throughout, consistent with the highest industry standards in the area in which the Project is located.

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(b)    Design Process and Services. Design-Builder shall submit to Owner for its approval Final Plans setting forth in detail the requirements for construction of the entire Project (except for the tenant improvement work as set forth in the following sentence), which approval shall be delivered within five (5) days after request therefor. Owner shall deliver to Design-Builder the requirements for the tenant improvements of the Project in sufficient form to allow Design-Builder to bid all tenant improvements on or before July 11, 2014. The Final Plans shall be in substantial accordance with the documents described on Exhibit A and shall be prepared and certified by Mohagen Hansen, (project architect) and engineers in their respective disciplines, selected by Design-Builder, who are licensed in the state where the Project is located. Owner shall furnish to Design-Builder, in a timely manner, any necessary program or design information regarding Owner’s needs or requirements for the Project and for any work to be performed by separate contractors working directly for Owner. Design-Builder shall be entitled to rely on the accuracy and completeness of such information in the design of the Project. Additional design services for space planning of moveable office work stations, design of custom furniture, selection of furnishings, artwork and accessories, and inventorying of existing furniture and equipment are not within the scope of the services to be provided by Design-Builder pursuant to this Contract and must be separately contracted for in writing. Design-Builder’s rates for such additional design services (performed by Design-Builder’s personnel) are set forth in Exhibit D attached hereto.

(c)    Design Approval. When the Final Plans have been approved by Owner and Design-Builder, they shall be signed or otherwise approved in writing by their appointed representatives and shall supersede the preliminary drawings, scope document and any other materials described on Exhibit A. Owner agrees that it will not unreasonably withhold its approval and will not act in any arbitrary or capricious manner with respect to approval of the Final Plans so long as the same are in substantial accordance with the documents set forth in Exhibit A. If the Final Plans for the Project have not been approved by Owner within the timeframe set forth above, then Owner may terminate this Contract by giving written notice thereof to the Design-Builder, and if this Contract is not so terminated, such delay shall extend the date Substantial Completion is required to be achieved on a day-for-day basis. If Owner has not timely approved the Final Plans and has failed to provide to Design-Builder its objections to the Final Plans within ten (10) days after receipt of a written request from Design-Builder, then Design-Builder may terminate this Contract. In the event of termination by Owner or Design-Builder as set forth above, Owner shall thereafter pay to Design-Builder any amounts that may be due to Design-Builder under that certain Interim Agreement between the parties dated June 10, 2014. Upon such termination, Design-Builder

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shall deliver to Owner uncertified copies of such proposed Final Plans, subject to the rights of Mohagen Hansen. In addition, Owner shall pay Design-Builder for any other expenses incurred by Design-Builder that Owner has given Design-Builder written authorization to incur. Notwithstanding the foregoing, Owner’s design approval shall not relieve Design-Builder from Design-Builder’s obligation to design and construct the Work in accordance with the Final Plans and applicable law. Design-Builder shall not commence construction of any portion or phase of the Work unless and until Owner approves the plans for such portion or phase of the Work as required herein.

(d)    Prior to commencing the Work, Design-Builder shall provide Owner with an initial sworn construction statement for the Project (the “Sworn Construction Statement”). The initial Sworn Construction Statement for the Project shall identify each then-existing subcontractor/supplier performing any portion of the Work with a value in excess of $10,000 (each, a “Material Subcontract”, and the party performing such work is hereinafter a “Material Subcontractor”), and the expected amount to be paid to that subcontractor or supplier pursuant to its Material Subcontract. If required by Owner’s lender or title insurance company, Design-Builder shall also provide the name, address, phone number, and contact person of any Material Subcontractor, and describe the portion of the Work to be performed by that Material Subcontractor. Design-Builder shall appropriately update the initial Sworn Construction Statement at the time of each Application for Payment, in accordance with Article 5.

Article 2 ‑ Time of Completion‑
Design-Builder shall achieve Substantial Completion of those portions of the Project not later than the dates set forth in Exhibit B attached hereto (the “Project Schedule”). Design-Builder shall apply for the grading and building permits promptly after the Final Plans have been approved by Owner. The Project Schedule identifies the date(s) by which all key design, engineering and construction benchmarks are to be performed and substantially completed by Design-Builder. Design-Builder and Owner agree that time is of the essence of the parties’ agreement with respect to all aspects of this Contract, and the Work shall be performed in accordance with the Project Schedule. If Design-Builder at any time believes the progress of the Work is not conforming to the Project Schedule and that Design-Builder will be delayed in achieving Substantial Completion of the Project, Design-Builder shall notify Owner, in writing, within five (5) days thereafter. Notwithstanding anything to the contrary herein, if Design-Builder is unable to complete certain landscaping and exterior finishes due solely to winter conditions at the site, but has otherwise satisfied all other conditions to Substantial Completion, including without limitation, issuance of a certificate of occupancy allowing Owner to occupy the Project in accordance with applicable law, Design-Builder shall not be deemed to have caused any delay or be in default hereunder. Design-

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Builder shall proceed with full completion of such work as soon as the weather permits, and shall diligently pursue completion.

Design-Builder shall achieve Substantial Completion of the Project in accordance with the Project Schedule. Owner acknowledges that the Guaranteed Maximum Price and date of Substantial Completion are based upon the building permit and the Owner’s improvements permit for the Project being issued on the dates specified in the Project Schedule. If, as a result of an Owner Delay (as defined below), the building permit and/or the Owner’s tenant improvements permit have not been issued by the applicable date, then the Guaranteed Maximum Price shall be increased by the additional Cost of the Work incurred by Design-Builder by reason of such Owner Delay and/or the date for Substantial Completion shall be extended by a period equal to such Owner Delay. If Design-Builder is delayed at any time in the progress of the Work by any act or neglect of Owner or of any agent or employee of Owner or of any separate contractor employed by Owner (each, an “Owner Delay”), changes ordered in the Project, acts of God, or adverse and extreme weather conditions that materially and adversely affect the Project Schedule, then the date by which Substantial Completion is to be achieved shall be extended by a period equal to such Owner Delay; provided, however, Design-Builder shall not claim any right to deviate from the Project Schedule unless Design-Builder provides Owner with notice (which notice need not comply with the notice provisions of this Contract, but shall be an email notice to Owner’s designated representative followed by a formal written notice) promptly after the occurrence of the cause of delay (and, in no event, later than five (5) days after the occurrence of the cause of the delay or shall be deemed waived). Design-Builder shall not be entitled to a time extension for delays that are the result of the negligence or wrongful act of Design-Builder or any subcontractor of any tier (other than subcontractors of Owner’s separate contractors). Substantial Completion shall be deemed to have been achieved when the following events have occurred:

1.    Construction of the Work is sufficiently complete so that Owner can utilize the Project for the purpose for which it is intended;
2.    A certificate of occupancy has been issued for the Project with such conditions, if any, as are acceptable to Owner (it being agreed that any conditions in such certificate that are outside of the scope of the Work shall be deemed acceptable to Owner for purposes of determining if Design-Builder has achieved Substantial Completion);
3.    All building systems, including all mechanical, electrical and plumbing systems have been commissioned, tested and accepted (which acceptance shall not be unreasonably withheld, conditioned or delayed);
4.    The Punch List has been established;
5.    Design-Builder has provided training of Owner’s staff for any buildering operations; and

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6.    The Project Architect has delivered written certification to Owner that the Work has been completed in accordance with the Final Plans, but subject to the Punch List.

Owner and Design-Builder shall execute a Certificate of Substantial Completion certifying such date as the date of Substantial Completion. As of the date of Substantial Completion, Owner shall assume full responsibility for all utilities, insurance, security, and all other operational aspects of the Project; provided, however, that Design-Builder shall continue to bear the risk of loss for portions of the Work that are subject to the Punch List described below, and to any equipment or materials that have not then been physically incorporated into the Project.

The parties agree that if that portion of the Project identified as the “Set-Up” Space in the Preliminary Plans is not completed by November 1, 2014 in accordance with the requirements set forth in Exhibit E, then the Contract Sum to be paid to Design-Builder shall be reduced by an amount equal to One Thousand and 00/100 Dollars ($1,000.00) for each day that elapses thereafter until the “Set-Up” Space is delivered in accordance with the requirements of Exhibit E.

The parties agree that if Substantial Completion for the entire Project is not achieved by March 1, 2015, then the Contract Sum to be paid to Design-Builder shall be reduced by an amount equal to Five Thousand and 00/100 Dollars ($5,000.00) for each day that elapses thereafter until the entire Project is Substantially Completed.

In addition to the amounts described in the preceding paragraph, if Substantial Completion for the entire Project is not achieved by December 1, 2015, Design Builder shall indemnify and hold Owner harmless from and against any and all costs, direct damages, expenses and liabilities relating to Owner’s inability to surrender possession of the leased premises currently occupied by Owner under two separate Lease Agreements dated September 26, 2005 (as amended by amendments dated February 20, 2007, March 9, 2007, September 25, 2007, and March 23, 2012 and September 25, 2013, as amended by an amendment dated October 16, 2013 (collectively and as so amended, the “Lease Agreements”) including, without limitation, all costs of holdover under the Lease Agreements, including base rent, any premium thereon charged by Owner’s landlords, and all operating expenses and taxes normally payable by Owner under the Lease Agreements. By way of illustration, and not in limitation of Design-Builder’s obligations under this Contract, Owner’s holdover rent under such Lease Agreements is 150% of Base Rent payable thereunder.

This reduction in the Contract Sum and other costs, damages, expenses and liabilities payable to Owner are intended by the parties to serve as a reasonable estimate of the likely damages that Owner will suffer if the Project is not Substantially Completed by the scheduled Substantial Completion Date(s), and is not intended as a penalty.

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The parties agree that if Substantial Completion for the entire Project is achieved prior to March 1, 2015 (excluding landscaping which cannot reasonably be performed during winter conditions) for a reason other than Owner’s reduction of the scope of the Project, then Owner shall pay to Design-Builder an incentive payment equal to Five Thousand and 00/100 Dollars ($5,000.00) for each day that elapses between the date that the entire Project is Substantially Completed and March 1, 2015. The amount of this incentive payment shall not exceed $150,000.00.

Notwithstanding anything to the contrary herein, any Owner Delay shall extend the required dates of delivery hereunder so that no damages shall be payable by Design-Builder unless the Work is not Substantially Complete by the dates set forth in the Project Schedule, plus the delays caused by the Owner Delay(s) (which shall cause the delivery date to be extended on a day-for-day basis). Additionally, any bonus payable pursuant to the immediately preceding paragraph shall be calculated on the date of delivery in accordance with the requirements of this Contract, as extended for any Owner Delay.

Article 3 ‑ Contract Sum‑
Owner shall pay Design-Builder for the performance of this Contract, subject to additions and deductions as provided for herein, in current funds, the Contract Sum consisting of the Cost of the Work, as defined in Article 8, plus the Design-Builder's Fee to be determined as follows:

Design-Builder’s Fee shall be 3.85% of the Cost of the Work (which shall not include the Design-Builder’s Fee, the Development Fee of 3.25%, or the Option Fee of 5%).

Article 4 - Guaranteed Maximum Price
(a)    Contract Sum. The Contract Sum, including the Design-Builder’s Fee, is guaranteed by Design-Builder not to exceed the “Guaranteed Maximum Price”, subject to additions and deductions by Change Order as provided in this Contract. The parties anticipate that the Final Plans will be submitted to Owner on the date set forth in the Project Schedule. Owner shall approve or reject the Final Plans within five (5) days after receipt thereof. Within three (3) weeks days of Owner’s approval of the Final Plans and all bids to complete the Work (which shall be submitted simultaneously with the Final Plans), Design-Builder shall submit to the Owner the Guaranteed Maximum Price as approved by Owner in the process of accepting the bids to complete the Work. All costs shall be identified in advance of the commencement of the Work and total design fees and engineering fees shall be included in the Guaranteed Maximum Price. Owner shall not be responsible for any costs in excess of the Guaranteed Maximum Price incurred without Owner’s prior written consent. Costs that would cause the Guaranteed Maximum Price to be exceeded shall be paid by Design-

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Builder without reimbursement by Owner, unless expressly approved by Owner in writing or otherwise set forth herein. The Guaranteed Maximum Price shall be decreased or increased to reflect any decreases or increases in Cost of the Work because of changes in the Work (whether arising out of actual Costs of the Work or lump sum decreases or increases for same). Included in the Guaranteed Maximum Price are costs incurred by the Design-Builder for its employees, overhead and expenses. All such costs shall be identified and detailed in the attached Exhibit D. Only those costs identified shall be reimbursed by Owner and any additions shall only be permitted as part of individual Change Orders as provided in this Contract. The parties currently estimate that the Contract Sum shall equal the amounts identified and detailed on the attached Exhibit C.
Article 5 ‑ Payment of Contract Sum‑
(a)    Progress Payments. Owner shall make payments on account of the Contract Sum as follows:

(i) Design-Builder shall submit to Owner, on or about the first day of each month, an “Application for Payment” for the actual Cost of the Work performed (including materials suitably stored on the site), but not beyond the value of that portion of the Work as provided for in the Schedule of Values attached hereto as Exhibit C), and a proportionate share of Design-Builder’s Fee. If no Schedule of Values is attached hereto, Design-Builder shall submit one to Owner prior to submitting its first Application for Payment, which Schedule of Values shall be subject to Owner’s approval, which approval shall not be unreasonably withheld.

(ii) Each Application for Payment shall: (i) be in writing; (ii) be in a form reasonably acceptable to Owner; (iii) explain in reasonable detail the basis for the amount requested in the Application for Payment; and (iv) be certified as true and correct by an authorized officer of Design-Builder. Each Application for Payment shall be accompanied by the following, all in form and substance reasonably satisfactory to Owner, Owner’s lender, and/or any title insurance company retained by Owner or Owner’s lender in connection with handling Applications for Payment:

(A)    An update of any Sworn Construction Statement that was previously delivered, reflecting any subcontract not previously described (and the information regarding the subcontractor or subcontract described above) or any material change to any previously reported subcontracts;

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(B)    A statement of whether the Work is progressing in accordance with the Project Schedule and at a pace that will permit Substantial Completion of each portion of the Project to be achieved by the scheduled Substantial Completion Date;

(C)    To the extent reasonably requested by Owner’s lender or the title insurance company, appropriate supporting materials, including, but not limited to, payroll records, petty cash accounts, receipted invoices, invoices with check vouchers attached or other material required by Owner’s lender or by this Contract, back up for each Material subcontractor, including such Material Subcontractor’s payment application and any change orders, receipts for all of Design-Builder’s material purchases, labor rates as set forth in Exhibit D, and rental receipt specifying rates and duration of rental, tools and calculation of rates.

(D)    A statement setting forth: (1) the total amount previously applied for by the Material Subcontractors/suppliers providing the materials, equipment, labor or services involved in the Application for Payment; and (2) the amount of the Material Subcontract of those providing the materials, equipment, labor or services; and

(E)     Such documents, reports and other information as may reasonably be requested by Owner, Owner’s lender, or Owner’s title insurance company.

(iii) Upon receipt of each Application for Payment, Owner shall have the right to inspect the Work to confirm that Design-Builder’s Application for Payment reflects the Work actually completed. If Owner discovers that the Work actually completed differs from that represented on the Application for Payment, or the Work is defective or does not comply with the requirements of this Contract, including, but not limited to a failure to conform to the Final Plans, Owner may withhold such sums as it reasonably deems necessary in light of the Work actually completed until the Work is completed or the defect is remedied.

(iv) Within twenty-five (25) days after receipt of each Application for Payment, Owner shall pay to Design-Builder the entire amount thereof, subject to possible withholding as provided above, except that a retainage of 5% of the amount set forth in each Application for Payment shall be withheld. No payment to Design-Builder shall constitute an acceptance of any Work.

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(v) Upon receipt of each payment from Owner, Design-Builder shall deliver to Owner its lien waiver in the amount of such payment. Prior to receipt of the second and each succeeding payment, Design-Builder shall deliver to Owner lien waivers from its subcontractors and suppliers for the work covered by the previous payment received from Owner. Design-Builder guarantees that title to all work, materials and equipment covered by an Application for Payment, whether incorporated into the Project or not, will pass to Owner free and clear of all liens, claims, security interests and encumbrances upon the receipt of such payment by Design-Builder. Design-Builder agrees to pay its suppliers and subcontractors promptly after receipt of payment from Owner. Title to materials and equipment covered by an Application for Payment, whether incorporated in the Project or not, will pass to Owner upon Contractor’s receipt of payment for the materials and equipment. If payments are to be made on account of materials or equipment not incorporated in the Work but delivered and suitably stored at the site of the Project, or at some other location agreed upon by the parties hereto, such payments shall be conditioned upon submission by Design-Builder of bills of sale or such other procedures satisfactory to Owner to establish Owner’s unencumbered title to such materials or equipment or otherwise protect Owner’s interest, including applicable insurance and transportation to such site.

(vi)    Owner shall purchase all furnishings, fixtures and equipment relating to Owner’s business at the Project (“FF&E”) to the extent not related or required for the construction of the Work. Notwithstanding anything to the contrary contained herein, if Design-Builder is required by Owner to purchase FF&E and the payment terms with the vendors of such FF&E are different from those provided for herein, then Owner shall make payments to Design-Builder for such FF&E in the amounts and at the times that payments are due from Design-Builder pursuant to the terms of the contracts entered into by Design-Builder for the purchase of such FF&E. Owner further agrees to guaranty payment of the amounts due under such FF&E purchase contracts if required by the FF&E vendors.

(b)    Punchlist Work. Upon Substantial Completion of the Project by Design-Builder, Design-Builder and Owner shall jointly inspect the Project and list on a “Punch List” any items that have not been completed or which are in any way defective and the dates for completion of such items. Design-Builder shall complete all items on the Punch List within 30 days after such inspection, unless Design-Builder is unable to complete such items due to weather conditions, unavailability of materials or other conditions beyond the control of Design-Builder. Owner shall be entitled to supplement the Punch List for a period of thirty

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(30) days after that inspection. The failure of an item to be included on the Punch List shall not relieve Design-Builder of its obligation to complete the Work in accordance with requirements of this Contract. Owner may withhold a sum equal to 150% of the estimated cost of completing the items on the Punch List until the items on the Punch List are properly completed or corrected; provided, however, that such sum withheld shall not be the limit of Design-Builder’s liability for the Punch List Items and, in the event such sum is not sufficient to pay the costs to complete any Punch List Item, Design-Builder shall be responsible for such costs. Thereafter, Owner shall pay to Design-Builder, on a monthly basis, the amount withheld for unfinished or improperly completed items as each item is properly completed or remedied. If Design-Builder fails to complete any Punch List item within the time frame set forth on the Punch List, and such failure continues for ten (10) days after notice and demand for cure from Owner, then Owner shall have the right to complete such items and deduct the cost from any amount owed to Design-Builder.

(c)
Final Completion. “Final Completion” shall be the date that the Work, including all items on the Punch List, is fully completed/corrected and Design-Builder has delivered to Owner all of the following:

(i)    One electronic and one hardcopy of the operation and maintenance manual;
(ii)    One “hard copy” and one set of electronic record drawings for Design-Builders work in a form that is reasonably acceptable to Owner and which shows all changes made in the course of performance of the Work;
(iii)    Any warranties or guarantees that Design-Builder secures;
(iv)    A project directory listing all names, addresses and phone numbers of Design-Builder’s subcontractors who worked on the Project;

(v)	Final lien waivers (from Design-Builder and all subcontractors/suppliers of whatever tier);
(vi)    A final Sworn Construction Statement, duly executed and acknowledged, showing payment to have been made to all parties providing labor, equipment or material to the Project for whom Design-Builder is responsible; and

(vii)
If required by Owner, and at Owner’s sole cost and expense (which shall not be subject to the Guaranteed Maximum Price), Project Architect has delivered written certification to Owner that the Work has been completed in accordance with the Final Plans.

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(d)    Final Payment. The amount of the final payment shall be calculated as follows:

(i)    Take the sum of the Cost of the Work substantiated by the Design-Builder's final accounting and the Design-Builder's Fee; but not more than the Guaranteed Maximum Price. Subtract the aggregate of previous payments made by Owner. The remaining balance shall be paid to Design-Builder as its final payment. If the aggregate of previous payments made by Owner exceeds the amount due Design-Builder, Design-Builder shall pay the difference to Owner.

(ii)    Owner's accountants, agents and representatives will review and report in writing on Design-Builder's final accounting (which shall include all detail reasonably necessary for verification of the Cost of the Work) within thirty (30) days after delivery of the final accounting to Owner by Design-Builder.

(iii)    If Owner's accountants report the Cost of the Work as substantiated by Design-Builder's final accounting to be less than the amount claimed by Design-Builder, Design-Builder shall be entitled to demand arbitration of the disputed amount. Such demand for arbitration shall be made by Design-Builder within 45 days after Design-Builder's receipt of notice from Owner. Failure to demand arbitration within this 45-day period shall result in the substantiated amount reported by Owner's accountants becoming binding on Design-Builder. Pending a final resolution by arbitration, Owner shall pay Design-Builder the undisputed amount.

(iv)    Final Payment of the Contract Sum, including all sums retained pursuant to the preceding paragraph, shall be due and payable within thirty (30) days after Design-Builder has submitted its final accounting provided that Design-Builder has delivered the items described in Paragraph (c) of this Article 5, except that all final lien waivers will be conditioned upon receipt of the Final Payment.

(e)    Liens.    Design-Builder shall, at all times, keep the Project free of liens arising out of the work performed pursuant to this Contract for which Design-Builder has been paid. If any such liens are filed, Design-Builder shall, within 14 days after notice of such filing, either:

(i) satisfy such lien, or

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(ii) post a bond with Owner in an amount equal to 150% of the amount of such lien, which bond shall be in form and substance, and issued by a company, reasonably acceptable to Owner.

(f)    Late Payment. In the event that any payment by Owner to Design-Builder is not paid within 10 days of when due, Owner shall pay interest on said unpaid amount from the date due to and including the date of payment at a variable rate equal to 3% per annum in excess of the rate of interest from time to time publicly announced by U.S. Bank National Association, Minneapolis, Minnesota, as its reference rate, or such lesser rate as may be the maximum rate permitted by law.

(g)    Withholding Payment. Owner may, upon written notice given five (5) calendar days prior to the due date of an Application for Payment, withhold a portion of the payment due to Design-Builder, but only to such extent as may be reasonably necessary to compensate Owner for actual losses incurred as a result of:

(i)    Defective portions of the Work (for which payment is applied for or has been paid) not remedied;

(ii)    Uninsured third-party claims filed against Owner (or Owner’s reasonable belief that such claims will soon be filed), but only to the extent such claims were (a) caused by Design-Builder or its Subcontractors (b)    not due to the failure of Owner to make payment when due as required by this Contract and (c)    collectively in excess of Ten Thousand and 00/100 Dollars ($10,000.00);

(iii)    Design-Builder’s failure to make payments when due to Subcontractors, provided that (a) Owner has timely paid Design-Builder all amounts owed under this Contract and (b)    such payments include amounts collectively in excess of Ten Thousand and 00/100 Dollars ($10,000.00); provided, however, that if Design-Builder is engaged in a good faith contest of any claim by a Subcontractor for amounts allegedly due under a subcontract, then Design-Builder’s failure to pay such disputed amount shall not be a basis for Owner withholding any payment or partial payment, so long as Design-Builder is diligently engaged in such contest, and, if any lien has been filed in connection with such dispute, Design-Builder or title company have provided adequate security or assurances (as determined by Owner, in its reasonable discretion) to prevent foreclosure of such lien;

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(iv)    Design-Builder’s reasonable belief that the Work cannot be completed for the unpaid balance of the Contract Sum; or

(v)    Design-Builder’s continued failure to perform the Work in accordance with the Final Plans, within applicable notice and cure periods.

Owner will promptly release payment to Design-Builder as and when the above issues are resolved or if Design-Builder furnishes a bond or provides other security acceptable to Owner against the losses identified above.

Article 6 ‑ Bond‑
Upon Owner's request at any time prior to commencement of construction, Design-Builder shall furnish a surety bond for its performance of this Contract and the payment of all obligations to subcontractors arising hereunder. If such bond is requested, the Guaranteed Maximum Price shall be increased by the full amount of the premium therefor.

Article 7 ‑ Changes in the Project‑
(a)    Owner, without invalidating this Contract, may request changes in the Work within the general scope of this Contract, consisting of additions, deletions, alterations or other modifications, with the Design-Builder’s Fee, Guaranteed Maximum Price, the Project Schedule and the date for Substantial Completion to be adjusted appropriately. All changes in the Work shall be made only as follows:

(i)    Pursuant to a written Change Order signed by Owner and Design-Builder setting forth any adjustment to the Design-Builder’s Fee, Guaranteed Maximum Price and date for Substantial Completion. The adjustments shall be agreed upon by Design-Builder and Owner before Design-Builder proceeds on any such changes, additions or alterations. Design-Builder’s Fee shall be increased or decreased by three and eighty five tenths percent (3.85%) of the estimated Cost of the Work pertaining to the change.

(ii)    Owner may direct changes in the Work by a “Construction Change Directive” pursuant to which Design-Builder shall perform the ordered change, and the Cost of the Work shall include the actual costs incurred by Design-Builder in performing the Work designated in the Construction Change Directive.

Design-Builder is not authorized to perform any Work in addition to or differing from the Final Plans and shall make no substitution for a specified item without a written

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Change Order that is signed by Design-Builder and Owner, or a Construction Change Directive, signed by Owner, before any such Work is commenced. No change in the Work or Project Schedule shall be binding on Owner unless set forth in a written Change Order or Construction Change Directive.

(b)    If, during the design process, Owner requests a substantial change to the design of the Project that Owner has previously approved or given Design-Builder direction to perform, the Guaranteed Maximum Price and Design-Builder’s design fee set forth in Paragraph 8(g)(i) shall be increased by the amount of Design-Builder’s additional design costs to perform such change. Design-Builder shall notify Owner of such costs and a Change Order shall be entered into prior to making such change.

(c)    If, after the Final Plans have been approved by Owner and Design-Builder, Owner requests Design-Builder to submit a proposal for a change in the Project and then elects not to proceed with the change, a Change Order shall be issued to reimburse Design-Builder for any costs incurred for design services for proposed revisions to the Final Plans.

(d)    The rates in Exhibit D shall apply to all changes that involve Design-Builder’s design personnel.

Article 8 - Costs to be Reimbursed
The term Cost of the Work shall mean costs necessarily incurred by Design-Builder in the design and construction of the Project. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of Owner. The Cost of the Work shall include only the items set forth in this Article 8.

(a)    Design-Builder’s Labor Costs (Excluding Design Costs).

(i)    Wages of construction workers directly employed by Design-Builder to perform the construction of the Project at the site or at off-site workshops at the rates set forth in Exhibit D.

(ii)    Wages or salaries of Design-Builder's supervisory, safety and administrative personnel when stationed at the Project site at the rates set forth in Exhibit D.

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(iii)    Wages and salaries of Design-Builder's supervisory, project management and administrative personnel stationed at Design-Builder's principal office at the rates set forth in Exhibit D.

(iv)    Wages and salaries of Design-Builder's supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work at the rates set forth in Exhibit D.

(v)    Notwithstanding the foregoing, Design-Builder may self-perform only carpentry and clean-up portions of the Work with its own forces (“Self-Performed Work”) and at the rates set forth in Exhibit D. Design-Builder will use the subcontractor bidding process in connection with subcontract bidding of all categories of the Work, except for Self-Performed Work; however, Design-Builder will competitively bid bulk materials used in the Self-Performed Work, it being understood that the cost of any Self-Performed Work shall not exceed commercially reasonable amounts.

(b)    Subcontract Costs. Payments made by Design-Builder to subcontractors in accordance with the requirements of the subcontracts and to the extent allowed under this Contract.

(c)    Costs of Materials and Equipment Incorporated in the Completed Construction.

(i)    Costs, including transportation, of materials and equipment incorporated in the completed construction.

(ii)    Costs of materials described in the preceding Paragraph 8(c)(i) in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to Owner at the completion of the Project or, at Owner's option, shall be sold by Design-Builder. Amounts realized, if any, from such sales shall be credited to Owner as a deduction from the Cost of the Work.

(d)    Costs of Other Materials and Equipment, Temporary Facilities and Related Items.

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(i)    Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by Design-Builder at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by Design-Builder. Cost for items previously used by Design-Builder shall mean fair market value.

(ii)    Rental charges for temporary facilities, machinery, equipment, and hand tools not owned by the construction workers, which are provided by Design-Builder at the site, whether rented from Design-Builder or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. The rates for such equipment rented from Design-Builder shall not exceed the lesser of Design-Builder’s actual cost to rent such equipment or 85% of current Associated Equipment Distributors (A.E.D.) rental rates attached hereto as Exhibit D.

(iii)    Costs of removal of debris from the site, subject to the exclusions set forth in Article 9.

(iv)    Cellular phone charges, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

(v)    Costs of temporary utilities (such as electricity, gas, sewer, water and other such items) utilized to construct the Project.

(vi)    That portion of the reasonable travel of Design-Builder's personnel incurred while traveling in discharge of duties connected with the Project.

(e)    Miscellaneous Costs

(i)    That portion of premiums for insurance and bonds directly attributable to this Contract that Design-Builder is required to provide, including, without limitation, liability insurance which will be billed, at Design-Builder’s cost, but shall not exceed a rate of 0.95% of the Cost of the Work..

(ii)    Sales, use, gross receipts or similar taxes imposed by a governmental authority which are related to the Project and for which Design-Builder is liable, subject to the exclusions set forth in Article 9.

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(iii)    Fees and assessments for the building permit and for other permits, licenses and inspections which Design-Builder is required by this Contract to pay.

(iv)    Fees of testing laboratories for tests and inspections, subject to the exclusions set forth in Article 9.

(v)    Royalties and license fees paid for the use of a particular design, process or product.

(vi)    Deposits lost for causes other than Design-Builder's or its subcontractor’s fault or negligence.

(vii)    Any deductibles paid by Design-Builder as a result of casualty losses.

(viii)	Traffic control costs.

(ix)    Other costs incurred in the design or construction of the Project if and to the extent approved in writing by Owner.

(f)    Emergencies.     The Cost of the Work shall also include costs which are incurred by Design-Builder in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons or property, except where attributable to Design-Builder’s negligence or wrongful act. The Cost of the Work shall not include costs due to emergencies if such emergencies could have been avoided by Design-Builder’s exercise of commercially reasonable design or construction practices, or to the extent that Owner or Design-Builder is required to insure against such risks.

(g)    Design, Engineering and Other Professional Services

(i)    Design-Builder shall be paid a design and engineering fee in the amount set forth in the Schedule of Values. Such design fee shall be a reimbursable Cost of the Work and is not included in the Design-Builder’s Fee. All costs shall be identified in advance of the Work and total design fees and engineering fees shall be agreed to in advance and in writing, and Owner hereby approves the fee as stated above. Owner shall not be responsible for any costs incurred without Owner’s prior written consent. For all services (excluding the design and engineering fees described above), Design-Builder shall use reasonable efforts to secure competitive bids for services from at

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least three vendors. Architectural rates defined in Exhibit D are only used if additional design services are requested by Owner.

(ii)    Costs paid to third parties by Design-Builder to provide architectural, engineering, customary soil compaction, customary initial borings, surveying, and other professional services that are not performed by Design-Builder’s personnel, subject to the exclusions set forth in Article 9.

(iii)    Costs of travel of design professionals.

(iv)    Costs of reproduction of any drawing, specification, submittal or Contract document.

Article 9 - Costs Not To Be Reimbursed.
(a)    The Cost of the Work shall not include:

(i)    Salaries and other compensation of Design-Builder's personnel stationed at Design-Builder's principal office or offices other than the site office or personnel not engaged in the Work, except as specifically provided in Paragraph 8(a)(iii) and Paragraph 8(g), and rates of compensation or benefits of Design-Builder’s personnel to the extent in excess of the rates set forth in Exhibit D.

(ii)    Expenses of Design-Builder's principal office and offices other than the site office, except for long distance phone calls, reproduction costs, postage and courier services.

(iii)    Overhead and general expenses, except as may be expressly included in
Article 8.

(iv)    Design-Builder's capital expenses, including interest on Design-Builder's capital employed for the Project.

(v)    Rental costs of machinery and equipment, except as provided in Paragraph 8(d)(ii).

(vi)    Taxes levied and assessed against Design-Builder for property, materials or equipment belonging to Design-Builder.

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(vii)    Costs due to the fault or negligence of Design-Builder, any of the subcontractors/suppliers of whatever tier, or anyone for whom Design-Builder or any subcontractor/supplier may be responsible, including, but not limited to, costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and repairing damage to property not forming a part of the Work.
(viii)    Any unauthorized overtime charges.
(ix)    Losses or expenses resulting from risks for which Design-Builder has obtained (or is required by this Contract to obtain) insurance.
(x)    Any costs payable by the City or Design-Builder under the Redevelopment Agreement, including, without limitation, the following:

(1)
Any costs of the Remediation Work (as defined in the Redevelopment Agreement), including, without limitation, the following: (a) any passive vapor venting system including initial testing such system required by the MPCA during the first year of operation and, if necessary, upgrading of such system to an active vapor venting system, and related vapor monitoring; (b) environmental studies, assessments, response action plans, environmental laboratory analytical work, MPCA staff fees and the fees of Design-Builder’s environmental consultants; (c) actions beyond the Design’s Builder’s normal construction practices at uncontaminated sites to manage impacted soils, water, fugitive dust, vapor, storm water and waste materials; (d) environmental testing of soils to be imported to the Project; (e) well relocation; (f) soil removal; (g) geopiers; (h) continuing site observation and site testing of the Project during the first year of operation; (i) any overhead and profit to complete the Remediation Work; and (j) any of the Design Builder’s other costs or expenses relating to the foregoing.

(2)
Any costs of the Public Improvements (as defined in the Redevelopment Agreement), including, without limitation, the following: (a)    traffic signals or traffic lights; (b) Central Park Boulevard Reconstruction; (c) storm sewer entrance road on Central

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Park Boulevard; (d) watermain construction outside of the Property; (e) existing road removal; (f) removal of existing watermain and sanitary sewer; (g) repayment of sanitary sewer grant fund; and (h) stormwater ponding.
(xi)    Any design fee except as set forth in Paragraph 8(g)(1).
(xii)    Costs which would cause the Guaranteed Maximum Price to be exceeded.
(xiii)    Costs relating to any concealed conditions, environmental conditions, soils conditions or any unknown physical conditions in respect of the Project, subject to the financial responsibilities allocated in the Redevelopment Agreement.
(xiv)    Any cost not specifically and expressly described in this Contract as a permitted Cost of the Work, and any cost excluded from the Cost of the Work by this Article 9.
(xv)    Any cost not approved in advance by Owner in excess of the Guaranteed Maximum Price.

Article 10 - Discounts, Rebates and Refunds. Cash discounts obtained on payments made by Design-Builder shall accrue to Owner. Design-Builder shall notify Owner of the availability of such cash discounts. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to Owner, and Design-Builder shall make provisions so that they can be secured. Amounts which accrue to Owner in accordance with the provisions of Paragraph 10(a) shall be credited to Owner as a deduction from the Cost of the Work.
The Guaranteed Maximum Price includes a Design-Builder’s contingency in the amount of $275,000. Any remaining portion of the contingency shall be refunded to Owner. The contingency shall not be used to cover costs incurred: (i) as a result of Design-Builder’s negligent or wrongful acts; (ii) to correct defective or non-conforming Self-Performed Work; or (iii) as a result of the Design-Builder’s default under this Contract. Under no circumstances shall the contingency be used to for unforeseen or concealed conditions (including soil corrections or remediation) or any cost that is not a Cost of the Work, as defined hereunder.

Article 11 - Subcontracts and Other Agreements.
(a)    Subcontracts. Those portions of the Project that Design-Builder does not customarily perform with Design-Builder's own personnel shall be performed under subcontracts or by other appropriate agreements with Design-Builder. Design-Builder shall obtain bids from subcontractors and suppliers of materials or equipment fabricated especially for the Project and shall review such bids with Owner. Owner and Design-Builder will then jointly determine which bids will be accepted; provided, however, that Design-Builder will obtain bids from at least three prospective

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subcontractors, if such number of qualified subcontractors is available, for all portions of the Work. In no event will Design-Builder obtain less than two bids for any portion of the Work. Notwithstanding the foregoing, subject to the terms of Section 8(a)(v), no bids need to be obtained for Self-Performed Work (but all such amounts shall be included in the Schedule of Values), except for bulk material as provided in Section 8(a)(v), and Owner hereby approves of all Self-Performed Work. Additionally, Design-Builder shall not be required to contract with anyone to whom Design-Builder has reasonable objection.

(b)    Rejection of Subcontractors. If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by Design-Builder to Owner (1) is recommended to Owner by Design-Builder; (2) is qualified to perform that portion of the Project; and (3) has submitted a bid which conforms to the requirements of this Contract without reservations or exceptions, but Owner requires that another bid be accepted that is higher than the bid of a subcontractor that Design-Builder desired, then Design-Builder may require that a Change Order be issued to adjust the Guaranteed Maximum Price by difference between the bid of the person or entity recommended to Owner by Design-Builder and the amount of the subcontract or other agreement actually signed with the person or entity designated by Owner.

Article 12 - Accounting Records.
The Work shall be undertaken on an “open book” basis. Owner and any representative of Owner or Owner’s lender shall be entitled to see and copy any and all of Design-Builder’s records related to the Work. Design-Builder’s costs in connection with the Work shall be subject to audit by Owner and Owner’s lender, at Owner’s cost, at any reasonable time. In such circumstances, and upon request, Design-Builder shall submit an itemized breakdown of costs for review and approval by Owner and Owner’s lender, and in any event, such an itemized breakdown shall be provided for review and approval prior to Final Payment. Material supporting Design-Builder’s claims regarding the Cost of the Work shall contain sufficient detail to show a reasonable breakdown of the cost for each specific component or task, identifying the materials, labor or equipment, and other associated charges, if any, including costs for “general condition” charges. Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; which accounting and control systems shall be reasonably satisfactory to Owner. Design-Builder shall preserve Design-Builder’s records for a period of three (3) years after Final Completion of the Project, or for such longer period as may be required by law.

Article 13 ‑ Correction of the Work.‑
(a)    Rejected Work. Design-Builder shall promptly correct Work rejected by Owner that does not conform to the requirements of this Contract. Design-Builder will promptly correct Work that is found defective or not in substantial conformance with the Final Plans (“Non-

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Conforming Work”). If Design-Builder does not repair or remove Non-Conforming Work as required by this Article, Owner may, after an additional ten (10) calendar days’ written notice to Design-Builder, repair or remove the Non-Conforming Work at Design-Builder’s expense and Design-Builder shall be liable for damages incurred by Owner because of such failure. All such defective or nonconforming work shall be corrected or removed from the site, if necessary, and the Work shall be corrected to comply with the Final Plans without cost to Owner. Design-Builder shall bear the cost of repairing all Work of separate contractors and Subcontractors destroyed or damaged by such removal or correction. If Design-Builder does not remove such defective or nonconforming work within ten (10) days after notice and demand from Owner, Owner may remove it and store the materials or equipment at the expense of Design-Builder. If Design-Builder does not pay the cost of such removal and storage within ten (10) days after its receipt of invoice for such expenses, Owner may, upon ten (10) additional days’ written notice, sell such work at auction or at private sale and shall account for the net proceeds thereof, after deducting all costs that should have been borne by Design-Builder. If such proceeds of sale do not cover all costs which Design-Builder should have borne, the difference shall be charged to Design-Builder and an appropriate Change Order shall be issued. If the payments then or thereafter due Design-Builder are not sufficient to cover such amount, Design-Builder shall pay the difference to Owner. If Owner prefers to accept defective or nonconforming work, it may do so instead of requiring its removal and/or correction, in which case a Change Order will be issued to reflect an equitable reduction in the Contract Sum; or, if the amount is determined after final payment, an equitable adjustment shall be made between the parties.

(b)    Warranty Period. Design-Builder warrants the work to be free from defects in workmanship for the one year period that begins on the Warranty Commencement Date. The “Warranty Commencement Date” shall be the date Substantial Completion of the Work is achieved; provided, however, that for items on the Punch List, the Warranty Commencement Date shall be the date that item is completed or corrected. If, within one year after the Warranty Commencement Date, or within such longer period of time as may be prescribed by law or by the terms of any applicable special warranty contained in the specifications, any of the work is found to be defective due to faulty workmanship or materials or not in accordance with the requirements of this Contract, and if within such period Owner notifies Design-Builder thereof in writing, then Design-Builder shall correct the same within a reasonable time after receipt of such notice. Owner shall notify Design-Builder promptly after discovery of the condition. Establishment of this one year warranty period relates only to the specific obligation of Design-Builder to correct the Work, and shall in no way affect the time within which Design-Builder’s obligation to comply with the requirements of this Contract may sought to be enforced. Prior to the expiration of this warranty period, representatives of Owner and Design-Builder shall inspect the Work and jointly determine if any of the Work does not conform to the requirements of this Contract, and Design-Builder shall

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promptly correct such non-conforming work, provided that such non-conforming work is not the result of abuse, neglect or improper or inadequate care and maintenance by Owner. Design-Builder will provide and assign to Owner with any additional warranties that extend beyond the Warranty Period that may be provided by Subcontractors (“Manufacturers’ Warranties”). Design-Builder will consult with Owner when any Manufacturers’ Warranties are available for longer terms or contain special provisions that require the exercise of discretion, and Owner may elect to purchase extended warranties when available, at Owner’s cost, and not subject to the Guaranteed Maximum Price.

Article 14 ‑ Insurance‑.
(a)    Design-Builder's Liability Insurance. Design-Builder shall purchase and maintain such insurance as will protect it (and, where stated, Owner) from the claims set forth below which may arise out of the performance of this Contract, whether such performance be by Design-Builder or by any subcontractor of Design-Builder or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable:

(i)     Worker’s Compensation and Employer’s Liability insurance for claims under workers' compensation, disability benefit and other similar employee benefit acts, in the amounts required by law and claims for damages arising out of bodily injury, occupational sickness or disease, or death of its employees, in the amounts specified below:

Insurance                Limits
Worker’s Compensation            Statutory Requirement
Employer’s Liability                $1,000,000

(ii)    Commercial General Liability insurance for claims for damages arising out of bodily injury, sickness or disease, personal injury, or death of any person other than its employees, and for damages arising out of injury to or destruction of tangible property (other than the Project), in the amount of $5,000,000 (including umbrella coverage) per occurrence. Owner shall be named as an additional insured under such liability insurance policy to the extent of any liability arising out of Design-Builder’s work. Such insurance policy shall include (i) premises operations (including explosion, collapse and underground coverage), elevators (if applicable), independent contractors, completed operations (for not less than two years after the date of Substantial Completion) and broad form property damage coverage and (ii) permit the Owner to occupy the Project prior to Substantial Completion of the Project.

(iii)    Automobile Liability insurance for claims for damages for bodily injury or death of a person or property damage arising out of the ownership, maintenance or use of all owned,

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hired and non-owned motor vehicles. The combined single liability limit for bodily injury and property damage shall be $5,000,000 (including umbrella coverage) per occurrence.

Certificates of such insurance, showing such coverages to be in force, shall be furnished to Owner prior to commencement of construction.

(b)    Builders Risk Insurance.

(i)The Project. Design-Builder shall purchase and maintain, until the date of Substantial Completion, “all‑risk” builder's risk insurance covering the Project in an amount not less than full replacement cost (as to hard costs only), and with a deductible amount not to exceed $10,000.00 as to general risks, and $50,000 as to water damage. Design-Builder shall be responsible to pay any such deductibles, which shall be considered a Cost of the Work under this Contract. Such insurance shall be provided on a non‑reporting, completed value basis. Design-Builder’s subcontractors and suppliers and Owner shall be named as additional insureds under such policy. Any insured loss under such policy shall be adjusted with Owner and Design-Builder and made payable to both Owner and Design-Builder (subject to any applicable mortgagee clause) as trustee for the insureds, as their interests may appear. A certificate of insurance showing such coverage to be in force shall be furnished to Owner prior to commencement of construction. The Guaranteed Maximum Price shall be increased by all Cost of the Work incurred by Design-Builder in repairing and/or replacing work which is damaged or destroyed by fire or other casualty, less insurance proceeds received by Design-Builder. The builder’s risk policy will permit occupancy of the Set-Up Space by Owner prior to Substantial Completion.

(ii)    Owner's Property, Equipment and Furnishings. Owner shall be solely responsible for insuring any of Owner's material, equipment or furnishings that are brought onto the Project Site. In addition, Owner shall provide builders risk insurance for the work performed by any of Owner's direct contractors. Design-Builder shall have no responsibility to provide insurance for any of the above items.

(c)    Waiver of Subrogation. Owner and Design-Builder waive all rights against each other, and against their respective agents, employees and subcontractors, for damages caused by perils covered by the insurance to be maintained pursuant to Paragraph 14(b) hereof, except such rights as they may have to the proceeds of such insurance. If, during the Project construction period, the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance

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under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights against the Design-Builder, and against its respective agents, employees and subcontractors, for damages caused by perils covered by this separate property insurance. If the policy of insurance to be provided pursuant to Paragraph 14(b) hereof, or any separate property insurance, require an endorsement for continued coverage where there is a waiver of subrogation, the party providing such insurance shall cause such policy to be so endorsed.

(d)    Notice of Cancellation. All insurance policies provided by either party to this Contract shall contain a provision requiring the insurer to give a minimum of 30 days advance written notice to the other party of cancellation, non-renewal or modification of the terms of the policy.

Article 15 ‑ Termination of the Contract‑.
(a)    Termination by Design-Builder. If work on the Project is stopped (through no fault of Design-Builder) for a period of sixty (60) days under order of any court or other public authority having jurisdiction, or as a result of any governmental act such as a declaration of national emergency making fuels or materials unavailable, and Owner does not agree to adjust the Guaranteed Maximum Price and the Project Schedule (including adjusting any responsibility of Design-Builder for liquidated damages or indemnification) to reflect documented changes in the Cost of the Work and the Project Schedule relating directly to such work stoppage, or if Owner wrongfully fails to make any payment to Design-Builder within thirty (30) days after Design-Builder gives Owner written notice of such non-payment, Design-Builder may stop construction and terminate this Contract and recover from Owner payment for all design costs, all work completed, actual loss sustained upon any materials, equipment, tools and machinery, all of Design-Builder's overhead costs and reasonable anticipated Fee and such other damages as Design-Builder may sustain by reason thereof, provided, however, that Owner’s payment shall be conditioned upon Design-Builder’s delivery and conveyance of such materials to Owner. Design-Builder will use commercially reasonable efforts to mitigate all costs associated with the termination of the Contract.

(b)    Termination by Owner. If Design-Builder is adjudged a bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if Design-Builder defaults under the Redevelopment Agreement and fails to cure such default with the applicable cure period set forth in the Redevelopment Agreement, then Owner may, without prejudice to any right or remedy, terminate this Contract and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by Design-Builder and may finish the Project by whatever method it may deem expedient. In such

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case Design-Builder shall not be entitled to receive any further payment after the effective date of such termination, but Owner’s obligation to pay costs due or incurred prior to the date of termination shall survive the termination of this Contract. If Owner’s costs to complete the Project exceed the difference between what Owner has paid to Design-Builder and the Guaranteed Maximum Price, Design-Builder shall pay the difference to Owner. This obligation for payment shall survive the termination of this Contract. If Owner so terminates this Contract, Design-Builder shall, upon Owner’s request, promptly assign all design agreements, subcontracts and purchase orders to Owner so that Owner may expeditiously complete the Project. If Owner terminates this Contract, Design-Builder will stop performing the Work and store all material on the Project so as to reasonably protect the material and the Work from damage, and Owner may then take possession of the Project and materials and finish the Work. Under said circumstances, Owner also may require a general assignment of Design-Builder's right, title and interest in and to intangibles and all permits with respect to the Work, in each case to the extent assignable, and, upon request from Owner, Design-Builder shall assign to Owner all of Design-Builder's right, title and interest in and to the same (to the extent assignable) and, with respect to the assignment of Design-Builder's right, title and interest in and to the subcontractors and service contracts, use reasonable efforts to obtain any subcontractors’ or service providers' consent to the same, if required. If requested by Owner, Design-Builder will also deliver to Owner copies of any instruction, operation, and maintenance manuals provided to Design-Builder by manufacturers of equipment, machinery, and materials incorporated into the Work for which payment has been made by Owner. Without terminating this Contract, Owner may issue a written order to Design-Builder to stop the Work if Design-Builder fails to correct Work that is not in compliance with the Final Plans within ten (10) days after notice and demand. Such stop order shall continue in effect until Design-Builder corrects the Work. The issuance of such an order shall not extend any completion dates set forth in the Project Schedule.

(c)    Termination for Convenience. Owner may, at any time and in its sole discretion, terminate this Contract for its convenience. Should Owner so terminate this Contract, Owner shall (i) pay Design-Builder for all Work properly performed by Design-Builder through the date of termination, and for any materials or equipment obtained or committed for through said date, (ii) reimburse to Design-Builder for any third-party cancellation charges and penalties, if any, attributable to approved Subcontracts; provided, however, that Design-Builder shall endeavor, in good faith, to minimize any such cancellation charges or penalties contained in such Subcontracts, and (iii) hold Design-Builder harmless from any third party claims arising from Design-Builder’s default under the Redevelopment Agreement to the extent such default is caused by Owner’s termination of this Agreement for convenience as set forth in the Section 15(c). Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine. The Contract Sum and Project Schedule shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as

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described; provided, however that no adjustment shall be made to the extent (a) that performance is, was or would have been so suspended, delayed or interrupted by another cause for which Design-Builder is responsible; or (b) that an equitable adjustment is made or denied under another provision of this Contract.

Article 16 ‑ Miscellaneous Provisions‑.
(a)    Owner and Design-Builder Representatives. Owner and Design-Builder shall each appoint a representative with full authority to act on behalf of each party. Owner’s representative shall be Jim Flaherty and Design-Builder’s representative shall be Brian Kombrink. Communication between the parties shall, whenever possible, be accomplished by the above representatives. Each party may change its representative upon written notice to the other party.

(b)    Ownership of Design Documents. Design-Builder acknowledges and agrees that all drawings, specifications and other documents and electronic data furnished or required to be furnished by the Design-Builder (including its design professionals) to the Owner under this Contract in connection with the Project shall be deemed to be the property of the Owner (excluding any copyrights), and the Owner shall have the right to use any such documents (including but not limited to the Final Plans) with respect to construction of the Project, maintenance and use of the Project and any future improvements to the Project planned or constructed by the Owner, subject to the terms and conditions of the agreement with Mohagen Hansen; provided, however, any independent use by the Owner of any such documents, including the Final Plans, will be at the Owner’s risk and without liability or legal exposure to the Design-Builder or anyone working by or through the Design-Builder, and Owner will indemnify and hold Design-Builder and Mohagen Hansen harmless from any such independent use by Owner of such documents.

(c)    Survey and Easements. Design-Builder shall furnish a current ALTA/ACSM land title survey of the Project site showing the boundaries, dimensions and topography thereof and the location of all utilities, easements and other restrictions. Design-Builder shall obtain all easements necessary for access to the Project site, including easements for installation and maintenance of utilities. Design-Builder shall obtain all easements required or necessary to allow Owner to discharge storm water offsite from the Project.

(d)    Supervision and Construction Procedures. Design-Builder shall supervise and direct the Project and shall be solely responsible for all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under this Contract. Design-Builder shall employ a competent superintendent who shall be stationed at the Project site during the progress of the Work. Design-Builder shall be responsible to Owner for the acts and omissions of all of its employees and all subcontractors of Design-Builder and their agents and employees.

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Design-Builder shall at all times enforce strict discipline and good order among its employees and other persons carrying out the Work, and shall not employ on the Project any unfit person or anyone not skilled in the assigned task.

(e)    Labor and Materials. Unless otherwise provided in this Contract, all materials used in the Project shall be new. Design-Builder shall provide and pay for all labor, services, materials, equipment, tools, machinery, utilities, transportation and other facilities and services necessary for the proper execution and completion of the Project.

(f)    Quality Assurance and Testing. Design-Builder shall establish and implement a written quality assurance and testing program that is appropriate for the Project. Owner shall have the right to review such program and receive copies of any test reports, if requested. Owner shall have the right, at Owner’s expense, to perform any additional testing or inspection that it deems necessary. If such additional testing reveals the presence of defective or non-conforming work, Design-Builder shall pay the cost of such testing.

(g)    Taxes, Permits and Fees and Bonds. Design-Builder shall pay all sales, consumer, gross receipts, use and other similar taxes required by law and imposed, as of the date of this Contract, upon the labor and materials provided by Design-Builder or any of its subcontractors. Design-Builder shall be entitled to an increase in the Guaranteed Maximum Price to the extent that an increase in the aggregate of such taxes payable by Design-Builder hereunder results from any change in the laws, enacted after the date of this Contract, creating or modifying such taxes. Design-Builder shall secure and pay for the building permit and all other governmental permits (except zoning, land use permits and fees, and acreage assessment charges), licenses and inspections necessary for the proper execution and completion of the Work, including utility availability and hook‑up charges, which are legally required to complete the Work. If any of the Work is required to be inspected or approved by any public authority, Design-Builder shall cause such inspection or approval to be performed. No inspection performed or failed to be performed by Owner hereunder shall be a waiver of any of Design-Builder’s obligations hereunder, will be construed as an approval or acceptance of the Work or any part thereof, or will constitute a delay for which an extension of the Project Schedule shall be due. Design-Builder shall timely secure and pay for all building permits and all governmental building fees and licenses necessary for the proper execution and completion of the Work. Design-Builder shall not be required to pay any special assessment charges for public improvements and other municipal charges for the payment of capital improvements. Design-Builder shall be responsible for any required platting or subdivision and shall pay all fees in connection therewith; and Owner will also be responsible for all permits, licenses and fees relating to the operation or use (as opposed to the construction) of the Project. Design-Builder shall be responsible for obtaining all storm water discharge permits for the development of the facility.

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Owner shall provide any bonds, guarantees or other forms of security required by local governmental units having jurisdiction over the Project relating to on-site or off-site improvements.

(h)    Royalties and Patents. Design-Builder shall pay all royalties and license fees, and shall defend all suits or claims for infringement of any patent rights and save Owner harmless from loss on account thereof. Design-Builder will indemnify, defend (with counsel selected by Design-Builder and reasonably acceptable to Owner), and hold harmless Owner, its agents and employees, from and against all third-party claims, damages, losses, and expenses, including reasonable attorneys’ fees, arising out of or resulting from claims for infringement of any patent or other intellectual property right relating to equipment or materials incorporated in the Work.

(i)    Cleaning Up. Design-Builder shall at all times keep the Project site free from accumulation of waste materials or rubbish caused by its operations. At Substantial Completion of the Project, Design-Builder shall remove all of its surplus materials, rubbish, tools, equipment and machinery from the Project site, and shall clean all glass surfaces and leave the Project in a "broom clean" condition. If Design-Builder fails to clean up at the completion of the Project, and such failure continues for 5 days after notice thereof to Design-Builder, Owner may perform such clean up and the cost thereof shall be deducted from the Cost of the Work.

(j)    Access. Owner and its representatives shall at all times have access to the Project, and Design-Builder shall permit and facilitate inspections of the Project by Owner and its representatives. Owner shall have no obligation to make any inspections of the Work and shall have no control over construction means, methods, techniques, sequences or procedures for the Work, or for coordinating any portion of the Work, all of these obligations being Design-Builder’s sole responsibility.

(k)    Work by Owner. Owner shall have the right to perform work related to the Project with its own forces and to award separate contracts therefor, provided such work does not interfere with the Work of Design-Builder. Owner shall not award contracts to any contractor who is not signatory to a collective bargaining agreement with a local AFL-CIO Building Trades Union without the written approval of Design-Builder; provided, however, that Owner may hire “non-union” workers to transport and install Owner’s furniture, fixtures and equipment so long as no labor stoppages result therefrom, and the Project Schedule shall be adjusted accordingly in the event of any conflicts or slowdowns resulting from Owner’s non-union workers on the site. Owner will provide for the coordination of such separate work with the Work of the Design-Builder, who shall cooperate therewith. Owner shall be responsible to provide all necessary insurance for the work of such contractors. Owner agrees to cause its employees and any such separate contractors to abide by all federal, state and local safety laws and regulations and to comply with Design-Builder’s safety

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program for the Project. Owner further agrees to insert the following language into all contracts it awards that involve work on the Project prior to the Date of Substantial Completion:

Indemnification. “Subcontractor agrees to assume the entire responsibility and liability for all damages or injury to all persons, whether employees or otherwise, and to all property, arising out of, resulting from, or in any manner connected with the performance of its Work or occurring or resulting from the use by Subcontractor, its agents or employees, of materials, equipment, instrumentalities or other property, whether the same be owned by Ryan Companies US, Inc., Owner, Subcontractor, or third parties, and to the fullest extent permitted by law Subcontractor agrees to defend, indemnify and save harmless Ryan Companies US, Inc., and Owner, and their agents and employees, from and against all such claims and liabilities including, without limiting the generality of the foregoing, claims and liabilities for which Ryan Companies US, Inc. or Owner may be or be claimed to be in part liable, provided that any such claim or liability is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), including the loss of use thereof, but only to the extent caused by any negligent act or omission of Subcontractor, its subcontractors, anyone directly or indirectly employed by them or anyone for whose acts any of them may be liable, and to reimburse Design-Builder and Owner for all legal fees and disbursements paid or incurred to enforce the provisions of this paragraph; and Subcontractor further agrees to obtain, maintain and pay for such Commercial General Liability insurance coverage as will insure the provisions of this paragraph to the fullest extent available. Subcontractor’s indemnification obligations shall survive completion of Subcontractor’s Work and the performance or termination of this Subcontract.”

(l)    Notices. All notices permitted or required by this Contract shall be in writing and shall be deemed to have been given when personally delivered to the respective persons whose name appears below or when deposited in the United States mails, certified or registered mail, postage prepaid and addressed as follows:

If to Design-Builder:     Ryan Companies US, Inc.
50 South Tenth Street
Suite 300
Minneapolis, Minnesota 55403-2012
Attention: Mike Cairl

If to Owner:        Cardiovascular Systems, Inc.
651 Campus Drive
Saint Paul, MN 55112
Attention: Jim Flaherty

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With a Copy to:    Fredrikson & Byron, P.A.
200 South Sixth Street
Minneapolis, MN 55402
Attn: Chris Dolan

Either party may change the address for mailing of notices to it hereunder and/or the person to receive such notices by giving 10 days written notice thereof to the other party in the manner above provided.

(m)    Governing Law. This Contract shall be governed by and construed in accordance with the laws of the state where the Project is located.

(n)    Binding Effect and Assignment. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party to this Contract shall assign any interest in this Contract without the written consent of the other party. No permitted assignment by either party, however, shall release it from primary liability for the performance of its obligations hereunder. Design-Builder agrees that Owner shall have the right to assign this Contract to any lender providing financing for construction of the Project and Design-Builder agrees to cooperate with Owner in connection with satisfying the requirements of Project lenders by signing reasonable documents evidencing Design-Builder’s consent to the assignment of the Contract.

(o)    Indemnification. To the fullest extent permitted by law, Design-Builder shall indemnify, defend and hold harmless Owner, its officers, directors, employees and agents, from and against all claims, suits, demands, damages, losses, liabilities and expenses, including reasonable attorneys' fees, arising out of or resulting from the performance of this Contract, except to the extent Design-Builder establishes that any such claim, damage, loss or expense was directly caused by any negligent or willful act of Owner. Owner shall notify Design-Builder of any claim under this indemnity promptly after Owner becomes aware of same, so as to avoid prejudice to Design-Builder; and Design-Builder shall have the right to defend in any action with respect to such claim with counsel reasonably acceptable to Owner.

(p)    Hazardous Substances, Buried Tanks and Wells. Owner represents to Design-Builder that Owner is aware that certain remediation work may be required on the Project site. Notwithstanding the foregoing, Owner shall have no other responsibility or liability with respect to such hazardous materials or remediation work, if any, it being agreed that all risk with respect to concealed conditions at the Project Site are allocated between Design-Builder and the City of New Brighton in the Redevelopment Agreement. Owner acknowledges that there are certain

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environmental monitoring wells on the Project site which will remain on the Project site after Substantial Completion, and some monitoring wells will be relocated. In the event of the discovery of any hazardous materials on the Project site that present a dangerous condition for Design-Builder, its agents, employees, or any subcontractor, Design-Builder shall not be required to resume construction until such condition has been remediated. If the remediation of the hazardous substances, buried tanks or wells only affects a portion of the Project site, Design-Builder agrees to continue working on portions of the Project that are unaffected so long as such Work does not present a safety hazard to workers on the Project; provided, however, that the Project Schedule will not be modified for any delays resulting therefrom and neither the Contract Sum nor the Guaranteed Maximum Price shall be increased.

(q)    Consequential Damages. Owner waives all claims against Design-Builder for consequential damages arising out of delays to the Project Schedule. Owner’s remedies against Design-Builder in the event of any such delays to the Project Schedule are limited to those expressly set forth in this Contract.

(r)    Entire Agreement. This Contract represents the entire and integrated agreement between Owner and Design-Builder pertaining to the Project, and supersedes all prior negotiations, representations or agreements, whether written or oral. This Contract may be amended only by a written instrument signed by both Owner and Design-Builder.

(s)    Allowances. Design-Builder warrants that all allowances provided for in the Final Plans represent Design-Builder’s good faith estimate of the amounts of the allowance item reasonably required in order to properly perform the Work based on reasonable due-diligence investigations by Design-Builder. Design-Builder shall include in the Guaranteed Maximum Price all allowances stated in the Final Plans. Each allowance shall include all of Design-Builder’s costs (labor, installation costs, materials, equipment, subcontractor costs, taxes, freight, etc.) for that portion of the Project (but no Fee). Whenever the actual costs covered by the collective allowances are more or less than the collective allowances for the entire Project, the Design-Builder’s Fee and the Guaranteed Maximum Price shall be adjusted accordingly by Change Order.

(t)    Addenda and Exhibits. The terms and provisions contained in any Addendum or Exhibit which is attached hereto are incorporated herein by reference and made a part of this Contract.

Article 17 ‑ Arbitration and Legal Costs‑.
(a)    Arbitration. All claims or disputes between the parties to this Contract arising out of or relating to this Contract, or the breach thereof, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in

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effect, unless the parties hereafter agree otherwise. This provision shall be specifically enforceable in any court of competent jurisdiction. Notice of demand for arbitration shall be filed in writing with the other party to this Contract and with the American Arbitration Association. The demand shall be made within a reasonable time after the dispute has arisen. In no event shall the demand for arbitration be made after the date when the applicable statute of limitations would bar institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. All arbitration proceedings shall be conducted in the state where the Project is located, and prehearing discovery in the time and manner provided by the then effective Federal Rules of Civil Procedure shall be permitted. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. Unless otherwise agreed in writing, Design-Builder shall carry on the Work and maintain its progress during any arbitration proceedings, and Owner shall continue to make payments to Design-Builder in accordance with the terms of this Contract except for the specific items that are in dispute.

(b)    Legal Costs.    If either party hereto shall file for arbitration or bring suit against the other party to enforce the terms of this Contract, the losing party shall pay to the prevailing party that percentage of the prevailing party’s costs and expenses incurred in such action, including reasonable attorney’s fees, in an amount equal to the percentage that the amount of the judgment or award received by the prevailing party bears to the amount claimed by such party (but in no event more than one hundred percent (100%) of such costs and expenses); provided that if the prevailing party has previously rejected a bona fide written settlement offer from the other party in an amount greater than the amount of the judgment or award received, then the prevailing party shall not be entitled to reimbursement for any of its costs and expenses.

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IN WITNESS WHEREOF, Design-Builder and Owner have executed this Contract as of the date first above written.

OWNER:                        DESIGN-BUILDER:
CARDIOVASCULAR SYSTEMS, INC.        RYAN COMPANIES US, INC.

By: /s/ James Flaherty                    By: /s/ Casey Hankinson
(Signature)                        (Signature)

James E. Flaherty, CAO                Casey Hankinson, Vice President
(Printed Name and Title)                    (Printed Name and Title)

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